UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2007

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2007, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Cirrus Logic, Inc. (the "Company") approved and adopted an Executive Severance and Change of Control Plan (the "2007 Severance Plan"). The 2007 Severance Plan provides certain severance and other benefits to eligible executive officers, including our Chief Executive Officer and named executive officers ("Eligible Executives"), whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The Plan will become effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for cause, an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to 6 months (up to 12 months for the Company’s Chief Executive Officer) following termination, or until the Eligible Executive accepts employment elsewhere prior to the completion of the salary continuation period, and (ii) payment in full of a reasonable estimate of COBRA premiums for three (3) months.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without cause or by the Eligible Executive for good reason within 12 months following a change in control, the Eligible Executive will be eligible to receive: (i) a lump sum payment equal to twelve (12) months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve (12) months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive.

In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company.

The foregoing is a summary description of the material terms of the 2007 Severance Plan and is qualified in its entirety by the text of the 2007 Severance Plan, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The 2007 Severance Plan will supersede and replace the Company’s Executive Management Severance Plan, which had been adopted in April 1999 (the "1999 Severance Plan"). The 1999 Severance Plan provided an executive who was involuntarily terminated other than for cause with salary continuation for six months or until the executive accepted new employment elsewhere prior to the completion of the six month period. In addition, the 1999 Severance Plan provided for health benefit continuation for a period of 18 months or until the executive accepted employment elsewhere prior to the completion of the eighteen month period. Outstanding stock options continued to vest for six months or until the executive accepted employment elsewhere prior to the completion of the six month period, and the executive had 12 months from his or her termination date to exercise vested options. Provision of these foregoing severance benefits were conditioned upon the execution of a general release agreement.

We maintain a severance plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

Director Compensation

Effective July 27, 2007, Mr. Michael L. Hackworth, the Chairman of the Company’s Board, will no longer be an employee of the Company. Mr. Hackworth intends to continue to consult for the Company through September 2007 in support of Dr. Jason Rhode, the Company’s President and Chief Executive Officer. On July 27, 2007, the independent directors approved a consulting arrangement with Mr. Hackworth at a rate of $26,000 per month as compensation for his services as a consultant and in recognition of his previous support of Dr. Rhode during his period of transition to his role as President and Chief Executive Officer.

Issuance of Stock Options to Non-Employee Directors

On July 27, 2007, the independent directors of the Board granted each non-employee director an option to purchase up to 10,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan at an exercise price equal to the closing sales price on July 27, 2007, as reported by the Nasdaq Stock Market. The options are fully vested immediately upon grant. The grants represent an annual award made to non-employee directors upon reelection as a director to the Company’s Board. Each grant is subject to the terms and conditions contained in the Cirrus Logic, Inc. 2006 Stock Incentive Plan Stock Option Agreement for Outside Directors, a form of which is filed as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Executive Severance and Change in Control Plan, effective as of October 1, 2007
10.2 Cirrus Logic, Inc. 2006 Stock Incentive Plan Stock Option Agreement for Outside Directors

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

July 31, 2007	By:	Thurman K. Case

Name: Thurman K. Case
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Executive Severance and Change in Control Plan, effective as of October 1, 2007
10.2	Cirrus Logic, Inc. 2006 Stock Incentive Plan Stock Option Agreement for Outside Directors